Filed Pursuant to Rule 424(b)(3)
Registration No. 333-299584

JAGUAR HEALTH, INC.

$75,000,000

Common Stock

Preferred Stock

Warrants

Subscription Rights

Units

This prospectus relates to common stock, preferred stock, warrants and subscription rights that Jaguar Health, Inc. (the “Company,” “we,” “our” or “us”) may sell from time to time in one or more offerings up to a total public offering price of $75,000,000 on terms to be determined at the time of sale, which securities may be sold either individually or in units consisting of two or more of the foregoing classes of securities.

Each time we sell securities hereunder, we will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

These securities may be offered and sold in the same offering or in separate offerings, directly to purchasers, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any sale of securities offered by us will also be included in a prospectus supplement.

Our registration statement on Form S-3 (File No. 333-278861), which was filed with the Securities and Exchange Commission (the “SEC”) on April 22, 2024 and declared effective by the SEC on May 1, 2024 (as amended and supplemented, the “Prior Registration Statement”) indicated that we were, at the time of filing the Prior Registration Statement, subject to General Instruction I.B.6 of Form S-3, which limited the amount that we were able to sell under the registration statement of which the prospectus supplement forms a part. We are no longer subject to the offering limitations imposed by General Instruction I.B.6. of Form S-3 as of the date of this prospectus.

Our voting common stock is listed on The Nasdaq Capital Market, under the symbol “JAGX.” On November 2, 2026, the last reported sale price of our voting common stock on The Nasdaq Capital Market was $0.8841 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties that we have described on page 10 of this prospectus under the caption “Risk Factors” and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total public offering price of $75,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus and any prospectus supplement in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Information by Reference” in this prospectus.

Unless the context otherwise requires, references in this prospectus to “Jaguar,” the “Company,” “we,” “us,” and “our” refer to Jaguar Health, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents that we incorporate by reference and any free writing prospectuses that we may authorize for use in connection with this offering contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intend,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “predict,” “potential,” “continue,” “likely,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those noted in the section entitled “Risk Factors” beginning on page 10 and in any applicable prospectus supplement or free writing prospectus, and those included in the documents that we incorporate by reference herein and therein.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the filing of this prospectus or any applicable prospectus supplement or free writing prospectus, or documents incorporated by reference herein and therein, that include forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 10, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Corporate Overview

Jaguar, in conjunction with Jaguar family company Napo Pharmaceuticals, Inc. (“Napo”), develops novel proprietary prescription drugs sustainably derived from plants for people with complicated gastrointestinal (“GI”) disease states. Jaguar family companies Napo and Napo Therapeutics, S.p.A., an Italian corporation Jaguar established in Milan, Italy in 2021, are focused on expanding global crofelemer access and are developing new therapies for orphan and rare GI conditions. Jaguar Animal Health is a Jaguar tradename. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp., is focused on developing novel prescription medicines derived from plants for weight gain prevention and mental health indications. Jaguar Animal Health is a tradename the Company uses in the animal health space. In the animal health field, the Company focuses on developing and commercializing non-prescription GI products for companion and production animals.

Jaguar was founded in San Francisco, California, as a Delaware corporation on June 6, 2013 (“inception”). The Company was a majority-owned subsidiary of Napo until the close of the Company’s initial public offering on May 18, 2015. The Company was formed to develop and commercialize first-in-class prescription and non-prescription products for companion animals. On July 31, 2017, Jaguar completed a merger with Napo pursuant to the Agreement and Plan of Merger dated March 31, 2017, by and among Jaguar, Napo, Napo Acquisition Corporation (“Merger Sub”), and Napo’s representative (the “Merger Agreement”). In accordance with the terms of the Merger Agreement, upon the completion of the merger, Merger Sub merged with and into Napo, with Napo surviving as the wholly owned subsidiary (the “Merger” or “Napo Merger”). Immediately following the Merger, Jaguar changed its name from “Jaguar Animal Health, Inc.” to “Jaguar Health, Inc.” Napo now operates as a wholly owned subsidiary of Jaguar focused on human health, including the ongoing development of crofelemer and commercialization of Mytesi.

Napo’s crofelemer 125 mg delayed-release tablets (Mytesi) is an FDA-approved prescription drug for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. In January 2026, following Napo’s entry into a US licensing agreement with an affiliate of privately held Future Pak, LLC (“Future Pak”), Future Pak became the exclusive marketer for Mytesi as well as the tablet formulation for animal health, Canalevia-CA1, which is Jaguar’s crofelemer prescription drug for the treatment of chemotherapy-induced diarrhea in dogs. Jaguar was provided with $16.0 million of non-dilutive capital in January 2026 upon closing of the agreement with Future Pak, with an additional $2.0 million due to Jaguar upon completion of post-closing conditions. Per the terms of the agreement, Jaguar also has the opportunity to receive up to $20 million in milestone payments and other future payments. Jaguar will continue to manufacture crofelemer for Mytesi and Canalevia-CA1 for Future Pak. Mytesi and Canalevia-CA1 are both delayed-release tablet formulations of crofelemer.

In May 2025, Napo conducted a Type C Meeting with the Division of Gastroenterology at the FDA to discuss the responder analysis results of crofelemer in the cohort of breast cancer patients receiving targeted therapies with or without cytotoxic chemotherapy for prophylaxis of diarrhea from the company’s pivotal OnTarget Phase 3 clinical trial. OnTarget was a 24-week (two 12-week stages), randomized, multicenter, placebo-controlled, double-blind global study to evaluate the safety and efficacy of crofelemer in diarrhea prophylaxis in adult solid tumor patients receiving targeted therapies with or without standard chemotherapy. As previously announced, the top line results from the OnTarget study showed that the trial did not meet its primary endpoint for the prespecified analysis of all tumor types and all targeted therapies. As previously announced, in the prespecified subgroup of patients with breast cancer, crofelemer showed statistically significant improvement in the monthly responder analysis. Breast cancer patients represent one of the largest group of adult patients with solid tumors with patients often remaining on targeted therapy over prolonged periods in both adjuvant and metastatic settings.

The results in the cohort of patients with breast cancer are based on responder analysis, as was also the primary endpoint in the pivotal Phase 3 ADVENT trial that led to FDA approval of crofelemer for its currently commercialized indication, under the brand name Mytesi, for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Patients with breast cancer accounted for 183 of the 287 participants in the OnTarget clinical trial, and the results of responder analysis for patients with breast cancer were the subject of a poster presentation at the Multinational Association of Supportive Care in Cancer (MASCC) in Seattle in June 2025. A greater proportion of patients with breast cancer randomized to the crofelemer arm were monthly responders for the entire 3-month period of the OnTarget study. This research underscores the potential of crofelemer for prophylaxis of cancer therapy-related diarrhea (CTD) in adult patients with breast cancer receiving targeted therapies with or without chemotherapy.

As previously announced, it has been reported that patients with cancer-related diarrhea (“CRD”) were 40% more likely to discontinue chemotherapy or targeted therapy than patients without CRD. The persistence of index cancer therapy and the time to switch were also lower for patients with CRD. Strategies to control CRD and continue cancer therapy are urgently needed. Furthermore, it has been reported that patients with CRD used significantly more resources, including outpatient services, emergency room visits, and hospitalizations. Effective prevention of CRD provides an untapped market opportunity to reduce the overall cost of cancer care. Findings from studies have indicated that patients with CRD had nearly 2.9 times higher all-cause total cost of care than patients without CRD after adjusting for covariates. Thus, prophylaxis of CRD is expected to result in a significant reduction in cancer treatment costs.

During Napo’s Type C Meeting in May 2025 with the Division of Gastroenterology of the FDA, Napo proposed two concurrent potential approaches for potentially making crofelemer available to metastatic breast cancer patients with the significant unmet medical need of CTD: 1) proposed conduct of a pivotal treatment trial to facilitate approval of crofelemer for CTD in patients with metastatic breast cancer; and 2) the conduct of an expanded access program for treatment of breast cancer patients with CTD who may not be eligible for the planned phase 3 treatment trial, by including breast cancer patients in the adjuvant and neoadjuvant settings. The FDA formally acknowledged both of these key discussion points in correspondence to Napo.

Napo is developing a novel, highly concentrated lyophilized crofelemer powder for oral solution for its prioritized focus on intestinal failure (IF) for the treatment of the ultrarare pediatric disorder, microvillus inclusion disease (MVID), and short bowel syndrome with intestinal failure (SBS-IF). Crofelemer oral powder for solution formulation is a paradigm-shifting and first-in-class drug for the development of novel therapies for these serious unmet medical conditions. This lyophilized oral powder for solution is in advanced clinical development with near-term New Drug Application (NDA) opportunity for MVID and rapid time to market for this potentially breakthrough drug. The lyophilized crofelemer powder for solution has a unique IP position with a long period of exclusivity due to the botanical origin of the drug.

Intestinal failure (IF) is a debilitating condition that often requires patients to receive life-sustaining fluids, electrolytes and nutrients through intravenous administration, which consists of total parenteral nutrition (TPN) with supplemental intravenous fluids, which together constitute parenteral support (PS). Many intestinal failure patients require PS up to 7 days a week, and sometimes for 20 hours or more per day. While crucial for IF patients, PS is associated with significant toxicities to patients, similar to some toxicities associated with chemotherapy, often causing serious health problems including infections, metabolic complications, and liver and kidney function problems. These symptoms may emerge at any time in intestinal failure patients and often become life-threatening.

MVID is an ultrarare, fatal pediatric disorder with around 200 patients in the US and EU combined. There are currently no approved therapies and only lifelong PS, making it one of the most serious unmet medical needs in pediatric patients due to the lethal natural history of the disease. Crofelemer’s unique physiological mechanism of modulating intestinal chloride ion secretion results in normalizing electrolyte and fluid balance in the gastrointestinal (GI) tract which reduces the need for electrolyte and fluid requirements through PS. Since MVID patients lack a brush border membrane, this physiological MOA addresses the pathophysiology of MVID, and represents a paradigm- shifting therapy for reduction of PS, which would potentially reduce TPN- and MVID-related comorbidities and improve clinical outcomes.

SBS-IF affects an estimated 12,000 patients in the US. SBS-IF patients without colon-in-continuity have poor prognosis with significant comorbidities associated with life-sustaining PS and disease pathology. Despite availability of GLP-2 therapies, which require intestinal adaptation of 2-3 years following abdominal surgery in a subset of SBS-IF patients, PS remains the life-sustaining standard of care for these patients. Novel crofelemer powder for oral solution is a first-in-class paradigm-shifting therapy which does not require intestinal adaptation and can be initiated within 6-12 months after surgery upon stabilization of PS. Since it is not a growth hormone, it can be used in SBS-IF patients who have had abdominal surgery due to cancer, mesenteric etiologies, and inflammatory bowel conditions such as Crohn’s disease and colitis. Furthermore, crofelemer, due to its unique physiological MOA of modulating intestinal chloride ion secretion for maintaining electrolyte and fluid balance, can be used in combination with GLP-2 analogs as well as in patients who are either intolerant or for whom GLP-2 is contraindicated.

SBS affects approximately 10,000 to 20,000 people in the US, according to the Crohn’s & Colitis Foundation, and it is estimated that the population of SBS patients in Europe is approximately the same size, and the US population of SBS-IF patients was estimated at 12,000 patients in 2021 in a well-done epidemiology study. Despite limited treatment options, the global market for SBS was valued at approximately $1.64 billion in 2024 and is projected to reach approximately $8.0 billion by 2033, according to a report by DataM Intelligence. MVID is an ultrarare pediatric disease, with an estimated prevalence of a couple of hundred patients globally. Jaguar estimates that the global market size for MVID therapies is in the range of $50 million to $100 million, based on market research with key opinion leaders (KOLs) and payers.

Crofelemer was granted Orphan Drug Designation (“ODD”) by the FDA in February 2023 for MVID, an ultra-rare congenital diarrheal disorder (“CDD”), and granted ODD for MVID by the European Medicines Agency (“EMA”) in October 2022. Crofelemer was granted ODD for short bowel syndrome (“SBS”) by the EMA in December 2021 and by the FDA in August 2017. In August 2023, the FDA activated Napo’s

Investigational New Drug (“IND”) application for a new crofelemer powder for oral solution formulation for the treatment of MVID.

The Orphan Drug Act (“ODA”) in the US grants special status to a small molecule drug or biological product to treat a rare disease or condition upon request of a sponsor. This status is referred to as ODD (or sometimes “orphan status”). ODD qualifies the drug’s sponsor for various development incentives, including tax credits for qualified clinical testing and relief of filing fees. Additionally, the ODA provides a seven-year period of marketing exclusivity to the first sponsor who obtains marketing approval for a designated orphan drug. In the EU, receipt of ODD supports some specific regulatory pathways, and sponsors who obtain ODD for their drug can benefit from Scientific Advice from the EMA for clinical trials for the orphan indication and receive market exclusivity for a period of ten years once the medicine is approved for commercialization.

Napo is currently supporting multiple proof-of-concept (POC) investigator-initiated trials (IIT), and also conducting two pivotal clinical trials, of crofelemer powder for oral solution for MVID and SBS-IF in the US, European Union (EU), and/or Middle East. The Company’s trial to evaluate the safety and efficacy of crofelemer powder for oral solution in pediatric MVID patients is ongoing at multiple sites. Napo Therapeutics is conducting a Phase 2 study in adult SBS-IF patients at multiple clinical sites in Italy and Germany. An open label IIT is ongoing in pediatric IF patients with MVID and/or SBS in Abu Dhabi in the United Arab Emirates. Groundbreaking results from pediatric IF patients with MVID and SBS-IF were presented at North American Society for Pediatric Gastroenterology, Hepatology and Nutrition (NASPGHAN 2025) in Chicago. The study showed that the liquid formulation of crofelemer powder resulted in a reduction of parenteral support (PS) of up to 37% in a pediatric MVID patient who has remained on crofelemer therapy for >1 year. PS reductions of up to 15.6% were observed in two pediatric SBS-IF patients who have also remained on crofelemer oral liquid treatment for >1 year.

In June 2026, longer-term data from the ongoing investigator-initiated trial of crofelemer in pediatric IF patients in the United Arab Emirates will be presented at the 58th Annual Meeting of the European Society for Pediatric Gastroenterology, Hepatology & Nutrition (ESPGHAN). An additional MVID infant patient is being treated with oral crofelemer, and safety and efficacy in the infant receiving crofelemer will also be presented at ESPGHAN 2026.

Napo is also supporting an IIT in the US to evaluate crofelemer powder for oral solution for treatment of adult SBS-IF patients. The Company plans to pursue approval of crofelemer powder for oral solution for MVID in the US following the completion of the pivotal pediatric MVID trial. In accordance with the guidelines of specific EU countries, published data from such clinical investigations could support reimbursed early patient access to crofelemer for these debilitating IF conditions. Participation in early access programs, which do not exist in the US, provides an opportunity for reimbursement while impacting the morbidity and high cost of care for these chronic unmet needs. Additionally, the Company expects that if even just a very small number of MVID patients show benefit with crofelemer, this may potentially allow expedited pathways for regulatory approval in the US. In the US, Napo plans to pursue Breakthrough Therapy Designation (BTD) from the FDA. If a drug is designated as breakthrough therapy, the FDA will expedite the review timeline for the drug.

In addition, crofelemer is in development for symptomatic relief and treatment of moderate-to-severe diarrhea, with or without concomitant antimicrobial therapy, from bacterial, viral, and parasitic infections, including Vibrio cholerae, the bacterium that causes cholera.

We believe Jaguar is poised to realize the opportunities for the commercialization of crofelemer powder for oral solution for our IF programs from MVID and SBS-IF. Jaguar, through Napo, holds global unencumbered rights for crofelemer.

Recent Developments

Certificate of Elimination

On September 15, 2026, the Company filed a Certificate of Elimination (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware with respect to the Company’s Series B-2 Convertible Preferred Stock, Series C Perpetual Preferred Stock, Series D Perpetual Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Convertible Preferred Stock, Series H Convertible Preferred Stock, Series I Convertible Preferred Stock, Series J Perpetual Preferred Stock, Series K Junior Participating Preferred Stock, Series L Perpetual Preferred Stock, Series M Perpetual Preferred Stock, Series N Perpetual Preferred Stock, and Series O Convertible Preferred Stock (collectively, the “Specified Series Preferred Stock”), which, effective upon filing, eliminated from the Company’s Certificate of Incorporation all matters set forth in the applicable certificates of designation with respect to the Specified Series Preferred Stock and returned shares of the Specified Series Preferred Stock to authorized but undesignated shares of the Company’s preferred stock.

Napo Thera Securities Purchase Agreement

On September 12, 2026, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with the purchaser named therein (the “Purchaser”) who was a minority shareholder of Napo Therapeutics S.p.A. (“Napo Therapeutics”), an Italian company limited by shares and majority-owned subsidiary of Napo Pharmaceuticals, Inc. (“Napo”), a Delaware corporation and wholly-owned subsidiary of the Company, pursuant to which the Company agreed to issue and sell to the Purchaser 535,000 shares of common stock and a pre-funded warrant to purchase 2,077,255 shares of common stock, to acquire all of the shares of Napo Therapeutics held by the Purchaser (the “Consideration Shares”). Upon closing of the transactions contemplated under the Purchase Agreement (the “Purchase Transaction”), the Purchaser would surrender and transfer the Consideration Shares to the Company, and all of the Purchaser’s interests in and rights to securities of Napo Therapeutics would have been surrendered or extinguished. The Purchase Agreement contained representations, warranties, and covenants customary for a transaction of this type. The Purchase Transaction closed on September 15, 2026.

Series R Preferred Stock Dividend

On October 2, 2026, the Company announced that its board of directors declared a special one-time dividend of one share of Series R Preferred Stock for each one share of common stock outstanding, plus each one share issuable upon exercise of certain warrants and pre-funded warrants to purchase, in aggregate, up to 142,535 shares of common stock with dividend rights (the “Eligible Warrants”) outstanding, at the close of business on October 13, 2026 (the “Record Date”) (the “Series R Preferred Stock Dividend”). The ex-dividend date for the Series R Preferred Stock Dividend, as determined by Nasdaq, was October 16, 2026. The Series R Preferred Stock Dividend was paid as of the close of business on October 15, 2026.

In connection with the Series R Preferred Stock Dividend, on October 2, 2026, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series R Convertible Preferred Stock (the “Series R Certificate of Designation”) with the Secretary of State of the State of Delaware, to designate 2,325,000 shares of the Company’s preferred stock, par value $0.0001 per share, as Series R Convertible Preferred Stock (the “Series R Preferred Stock”).

Conversion of the Series R Preferred Stock

Pursuant to the terms of the Series R Certificate of Designation, on November 2, 2026, each of the then outstanding shares of Series R Preferred Stock automatically converted into five shares of the Company’s common stock (the “Conversion”). Immediately upon completion of the Conversion, there were approximately 13,345,986 shares of common stock issued and outstanding.

Section 3(a)(9) Exchange Transactions

Promissory Note Exchange Transaction

As previously disclosed, on June 24, 2025, the Company and Lincoln Alternative Strategies LLC (“LAS”) entered into that certain Note Exchange and Warrant Purchase Agreement (the “Note Exchange Agreement”), pursuant to which, among other things, the Company issued a 6% convertible promissory note (the “Note”) to LAS.

On September 11, 2026, the Company entered into a privately negotiated exchange agreement with LAS (the “LAS Exchange Agreement”), pursuant to which the Company issued 557,377 shares (the “LAS Exchange Shares”) of common stock to LAS in exchange for the current Outstanding Balance (as defined in the Note) of the Note, which equaled to $175,016.36 as of September 11, 2026. Upon completion of such exchange, the Note was surrendered and cancelled.

Series Q Preferred Stock Exchange Transactions

As previously disclosed, on May 19, 2026, the Company sold and issued to Streeterville an aggregate of 408 shares of Series Q Perpetual Preferred Stock (the “Series Q Preferred Stock”) in two privately negotiated exchange transactions.

On July 7, 2026, the Company entered into a privately negotiated exchange agreement with Streeterville (the “First Exchange Agreement”), pursuant to which the Company issued 53,191 shares (the “First Exchange Shares”) of common stock to Streeterville in exchange for an aggregate of 6 outstanding shares of Series Q Preferred Stock held by Streeterville (the “First Exchanged Preferred Shares”). Upon completion of such exchange, the First Exchanged Preferred Shares were cancelled and retired.

On September 11, 2026, the Company entered into another privately negotiated exchange agreement with Streeterville (the “Second Exchange Agreement”), pursuant to which the Company issued 219,435 shares (the “Second Exchange Shares”) of common stock to Streeterville in exchange for an aggregate of 2.8 outstanding shares of Series Q Preferred Stock held by Streeterville (the “Second Exchanged Preferred Shares”), which when combined with the First Exchange Shares resulted in the aggregate issuance by the Company of more than 5% of the Company’s issued and outstanding shares of Common Stock, as last reported in the Company’s Quarterly Report on Form 10-Q filed on August 19, 2026. Upon completion of such exchange, the Second Exchanged Preferred Shares were cancelled and retired.

On September 14, 2026, the Company entered into a third privately negotiated exchange agreement with Streeterville (the “Third Exchange Agreement”), pursuant to which the Company issued 31,847 shares (the “Third Exchange Shares,” and, together with the First Exchange Shares and the Second Exchange Shares, collectively the “Streeterville Exchange Shares”) of common stock to Streeterville in exchange for an aggregate of 0.4 outstanding shares of Series Q Preferred Stock held by Streeterville (the “Third Exchanged Preferred Shares”). Upon completion of such exchange, the Third Exchanged Preferred Shares were cancelled and retired.

Streeterville 2025 Note Exchange Transaction

As previously disclosed, on November 12, 2025, the Company issued and sold to Streeterville a secured promissory note in the original principal amount of $10,810,000 (as amended, the “2025 Note”) pursuant to that certain Note Purchase Agreement between the same parties dated as of the even date.

On September 23, 2026, the Company entered into privately negotiated exchange agreements with Streeterville (collectively, the “2025 Note Exchange Agreements”), pursuant to which the Company issued an aggregate of 547,898 shares (the “2025 Note Exchange Shares”) of common stock to Streeterville in exchange for a $5,049,909.26 reduction in the outstanding balance of the 2025 Note (the “2025 Note Exchange Transaction”). Upon completion of the 2025 Note Exchange Transaction, the 2025 Note was fully paid and cancelled.

Streeterville 2021 Note Exchange Transaction

On September 23, 2026, the Company entered into privately negotiated exchange agreements with Streeterville, pursuant to which the Company issued an aggregate of 182,091 shares of common stock to Streeterville in exchange for a $1,678,320 reduction in the outstanding balance of the 2021 Note.

On September 25, 2026, the Company entered into privately negotiated exchange agreements with Streeterville, pursuant to which the Company issued an aggregate of 481,584 shares of common stock to Streeterville in exchange for a $3,400,000 reduction in the outstanding balance of the 2021 Note.

Description of the Offering

Under this prospectus, we may offer up to $75,000,000 of common stock, preferred stock, warrants, subscription rights or units from time to time in one or more offerings and in any combination. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

Corporate Information

We were incorporated in the State of Delaware on June 6, 2013. Our principal executive office is located at 200 Pine Street, Suite 400, San Francisco, CA 94104, for human health prescription drugs, and the telephone number is (415) 371 8300. We have an additional office at 200 Pine Street, Suite 600, San Francisco, CA 94104, for Jaguar Animal Health. Our website for the corporation is https://jaguar.health.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. Our voting common stock is listed on the Nasdaq Capital Market and trades under the symbol “JAGX.”

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risk factors described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and those described under similar headings in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of the securities offered by us for working capital and other general corporate purposes, and possibly pursuing other strategic alternatives. Working capital and other general corporate purposes may include research and development expenditures, capital expenditures, operating and administrative expenditures, and any other purpose that we may specify in any prospectus supplement. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of the securities offered by us. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of the securities offered by us may change, and if they do, we will update this information in a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and amended and restated bylaws, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation and our amended and restated bylaws and to the applicable provisions of Delaware law. Our authorized capital stock consists of 554,475,074 shares of capital stock, which consists of (i) 500,000,000 shares of voting common stock, $0.0001 par value per share, (ii) 50,000,000 shares of convertible non-voting common stock, $0.0001 par value per share, and (iii) 4,475,074 shares of preferred stock, $0.0001 par value per share.

Common Stock

We have two classes of common stock: voting common stock and non-voting common stock. Holders of both classes of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock or that we may designate or issue in the future. In the event of our liquidation, dissolution or winding up, the holders of both classes of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock then outstanding. There are no preemptive or subscription rights applicable to either class of common stock. Our voting common stock has no conversion rights. Our non-voting common stock is convertible into voting common stock as described below. There are no redemption or sinking fund provisions applicable to either class of common stock. The rights, preferences, and privileges of the holders of both classes of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future. All of our outstanding shares of voting common stock and non-voting common stock are fully paid and nonassessable. As of the date of this prospectus, there are 13,345,986 shares of voting common stock and 0 share of non-voting common stock outstanding.

Voting Common Stock

The holders of our voting common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

Non-Voting Common Stock

The holders of our non-voting common stock do not have any cumulative voting rights and are not entitled to vote, except on an as-converted basis with respect to any Change of Control (as defined in the Certificate of Incorporation). Each share of non-voting common stock is convertible into one hundred eighty-six billion forty-six million eight hundred seventy-five thousandth (1/186,046,875,000th) of a share of voting common stock at the election of the holder thereof. As of the date of this prospectus, there are no shares of non-voting common stock outstanding.

Preferred Stock

Under our Certificate of Incorporation, our board of directors is authorized to issue up to 4,475,074 shares of preferred stock from time to time, in one or more classes or series, without stockholder approval. As of the date of this prospectus, there are 240 shares of Series P Non-Convertible Preferred Stock, 906.18 shares of Series Q Perpetual Preferred Stock, and 2,188,712 shares of Series R Convertible Preferred Stock outstanding.

Prior to the issuance of shares of each class or series, our board of directors is required by the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Delaware Secretary of State. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of that class or series, including the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	dividend rights and rates;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered, when issued and paid for, will be validly issued, fully paid and nonassessable and will not have any preemptive or subscription rights.

We will specify the following terms relating to any class or series of preferred stock offered by us:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

Certain provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Certificate of Incorporation and amended and restated bylaws include provisions that:

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•

specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, the chief executive officer or the president (in the absence of a chief executive officer);

•

establish advance notice procedures for stockholder proposals and director nominations at annual meetings of our stockholders and for stockholder director nominations at special meetings of our stockholders at which the election of directors is specified in the meeting notice;

•

provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least seventy-five (75%) in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon;

•

provide that, subject to the rights of the holders of any series of preferred stock, vacancies or newly created directorships in our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms;

•	specify that no stockholder is permitted to cumulate votes at any election of our board of directors;

•	authorize the board of directors to create and issue new series of preferred stock from blank check authority, without stockholder approval;

•	provide that, subject to the rights of the holders of any series of preferred stock, the authorized number of directors of the Company will be established exclusively by the board of directors;

•

provide that, unless recommended by the board of directors, stockholder action to amend the bylaws requires the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon; and

•

require approval of the holders of at least 75% in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon and a majority of the board of directors to amend certain of the above-mentioned provisions.

Exclusive Jurisdiction

Under the provisions of our Certificate of Incorporation and amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or amended and restated bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, then any such action may be brought in another state or federal court sitting in the State of Delaware. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation or amended and restated bylaws to be inapplicable or unenforceable in such action. Our amended and restated bylaws provide that if any part of the exclusive forum provision is held to be invalid, illegal or unenforceable, as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such part in any other circumstance and of the remaining parts of the exclusive forum provision and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers, and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in the payment of a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent for our voting common stock is Equiniti Trust Company, LLC. Their address is 28 Liberty Street, Floor 53, New York, NY 10005.

National Securities Exchange Listing

Our voting common stock is currently listed on Nasdaq under the symbol “JAGX.”

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with common stock or preferred stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of the warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax considerations.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only.

Each warrant will entitle its holder to purchase the number of shares of common stock or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of the warrants will not have any of the rights of holders of common stock or preferred stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock or preferred stock purchasable upon exercise.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement or free writing prospectus relating to such subscription rights, and may differ from the terms described herein.

We may issue subscription rights to purchase our securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering. The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	whether common stock, preferred stock or warrants for those securities will be offered under the stockholder subscription rights;

•	the price, if any, for the subscription rights;

•	the exercise price payable for each security upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, warrants, or subscription rights in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Capital Stock,” “Description of Warrants,” and “Description of Subscription Rights” will apply to each unit, as applicable, and to any common stock, preferred stock, warrant, or subscription right included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

PLAN OF DISTRIBUTION

We may offer and sell the securities from time to time in one or more of the following transactions:

•	to or through underwriters, brokers or dealers (acting as agent or principal);

•	on The Nasdaq Capital Market, in the over-the-counter market or on any other national securities exchange on which our shares are then listed or traded;

•	directly to one or more other purchasers;

•	upon the exercise of rights distributed or issued to our security holders;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in “at the market” offerings within the meanings of Rule 415(a)(4) under the Securities Act or through a market maker or into an existing market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing or settlement of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through agents on a best-efforts basis;

•	through any other method permitted pursuant to applicable law; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

If we use any underwriter, we will provide a prospectus supplement that will name any underwriter involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters, dealers or agents.

The securities may be sold directly by us through agents designated by us, as applicable, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us, as applicable, to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Any securities initially sold outside the U.S. may be resold in the U.S. through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under FINRA Rule 5121, including if 5% or more of the net proceeds, not including underwriting compensation, of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA members, unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with FINRA Rule 5121.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

We agreed to keep this prospectus effective until the date on which all registrable securities covered by this prospectus have been sold hereunder.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by our counsel, Reed Smith LLP, Palo Alto, California.

EXPERTS

The financial statements of the Company as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of RBSM LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains our filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at https://jaguar.health, through which you can access our SEC filings. The information set forth on, or accessible from, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on April 7, 2026;

•	our Quarterly Reports on Form 10-Q for the period ending March 31, 2026 filed with the SEC on May 20, 2026, and for the period ending June 30, 2026 filed with the SEC on August 19, 2026;

•

our definitive proxy statement on Schedule 14A, relating to our Annual Meeting of Stockholders adjourned on May 22, 2026 and June 2, 2026 and reconvened on June 8, 2026, filed on April 30, 2026, amended and supplemented by the supplements to the definitive proxy statement filed on May  6, 2026 and May 29, 2026, respectively;

•

our Current Reports on Form 8-K filed on January 12, 2026 (SEC Accession No. 0001193125-26-009221), January  12, 2026 (SEC Accession No.  0001193125-26-009644), January  15, 2026, January  23, 2026, February  18, 2026, March  3, 2026, March  6, 2026, March  9, 2026, April  7, 2026, April  9, 2026, April  21, 2026, April  27, 2026, May 4, 2026 (SEC Accession No. 0001193125-26-202614), May  4, 2026 (SEC Accession No.  0001193125-26-204310), May 7, 2026, May 19, 2026, May 22, 2026, May 27, 2026, June 2, 2026, June 8, 2026, June 11, 2026, June 18, 2026, June 22, 2026, June 25, 2026, July  1, 2026, July  14, 2026, August  19, 2026, September  4, 2026, September 15, 2026 (SEC Accession No.  0001193125-26-391415), September 15, 2026 (SEC Accession No. 0001193125-26-391682), September  21, 2026, September  24, 2026, September  25, 2026, September  28, 2026, October  5, 2026, October 28, 2026 and November 3, 2026, and on Form 8-K/A filed on January  12, 2026 and June 22, 2026 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein); and

•

the description of our common stock filed as Exhibit 4.26 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on April 3, 2020, including any amendment or report filed for the purpose of updating such description.

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-36714.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the initial filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Jaguar Health, Inc., 200 Pine Street, Suite 400, San Francisco, CA, 94104 or call (415) 371-8300.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

$75,000,000

Common Stock

Preferred Stock

Warrants

Subscription Rights

Units

PROSPECTUS

November 5, 2026